UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

current report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2019

SELECT MEDICAL HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34465	20-1764048
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4714 Gettysburg Road, P.O. Box 2034

Mechanicsburg, PA 17055

(Address of principal executive offices)  (Zip Code)

(717) 972-1100

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SEM	New York Stock Exchange (NYSE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether either registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if either registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement of Additional 6.250% Senior Notes due 2026

On December 10, 2019, Select Medical Corporation (“Select”), a wholly owned subsidiary of Select Medical Holdings Corporation, issued and sold $675 million aggregate principal amount of its 6.250% Senior Notes due 2026 (the “Additional Notes”) as additional notes under the indenture, dated August 1, 2019, by and among Select, the guarantors named therein and U.S. Bank National Association, as trustee (the “Indenture”), pursuant to which it previously issued $550 million of 6.250% senior notes due 2026 (the “Existing Notes” and, together with the Additional Notes, the “Notes”). The Additional Notes will form a single series and trade interchangeably with the Existing Notes. The Notes are senior unsecured obligations of Select and are fully and unconditionally guaranteed by certain subsidiaries of Select. The Additional Notes were offered in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act pursuant to the Indenture.

Interest on the Notes accrues at the rate of 6.250% per annum and is payable semi-annually in cash in arrears on February 15 and August 15 of each year, commencing on February 15, 2020. The Notes are Select’s senior unsecured obligations and rank equally in right of payment with all of its other existing and future senior unsecured indebtedness and senior in right of payment to all of its existing and future subordinated indebtedness.

The Notes are unconditionally guaranteed on a joint and several basis by each of Select’s direct or indirect existing and future domestic restricted subsidiaries other than certain non-guarantor subsidiaries.

Select may redeem some or all of the Notes prior to August 15, 2022 by paying a “make-whole” premium. Select may redeem some or all of the Notes on or after August 15, 2022 at specified redemption prices. In addition, prior to August 15, 2022, Select may redeem up to 40% of Notes with the net proceeds of certain equity offerings at a price of 106.250% pulse accrued and unpaid interest, if any. Select is obligated to offer to repurchase the Notes at a price of 101% of their principal amount plus accrued and unpaid interest, if any, as a result of certain change of control events. These restrictions and prohibitions are subject to certain qualifications and exceptions.

The Indenture contains covenants that, among other things, limit Select’s ability and the ability of certain of Select’s subsidiaries to (i) grant liens on its assets, (ii) make dividend payments, other distributions or other restricted payments, (iii) incur restrictions on the ability of Select’s restricted subsidiaries to pay dividends or make other payments, (iv) enter into sale and leaseback transactions, (v) merge, consolidate, transfer or dispose of substantially all of their assets, (vi) incur additional indebtedness, (vii) make investments, (viii) sell assets, including capital stock of subsidiaries, (ix) use the proceeds from sales of assets, including capital stock of restricted subsidiaries, and (x) enter into transactions with affiliates. In addition, the Indenture requires, among other things, Select to provide financial and current reports to holders of the Notes or file such reports electronically with the U.S. Securities and Exchange Commission (the “SEC”). These covenants are subject to a number of exceptions, limitations and qualifications set forth in the Indenture.

Amendment No. 4 to the Select Credit Agreement

On December 10, 2019, Select and Select Medical Holdings Corporation (“Holdings”) entered into Amendment No. 4 (the “Select Amendment”) to that certain Credit Agreement, dated as of March 6, 2017, by and among Holdings, Select, the lenders and issuing banks party thereto from time to time and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent and collateral agent (as amended by Amendment No. 1, dated as of March 22, 2018, Amendment No. 2 dated as of October 26, 2018, Amendment No. 3, dated as of August 1, 2019 and the Select Amendment, the “Select Credit Agreement”). Among other things, the Select Amendment established a new incremental term loan under the Select Credit Agreement in the aggregate principal amount of $615 million.

The foregoing description of the Select Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Select Amendment, which is filed as Exhibit 10.1 and incorporated by reference herein.

Concentra Intercompany Loan Agreement

On December 10, 2019, Select entered into that certain First Lien Term Loan Credit Agreement, by and among Select, Concentra Inc. (“Concentra Borrower”) and Concentra Holdings, Inc. (the “Concentra Intercompany Loan Agreement”), which provides for a first lien term loan in an aggregate principal amount of approximately $1,240 million, maturing in June 2022. All borrowings under the Concentra Intercompany Loan Agreement are subject to the satisfaction of required conditions, including the absence of a default at the time of and immediately after giving effect to such borrowing and the accuracy of the representations and warranties of the loan parties.

Interest

The applicable interest rate for the Concentra Intercompany Loan Agreement is the Adjusted LIBO Rate (as defined in the Concentra Intercompany Loan Agreement) plus 2.50% or the Alternate Base Rate (as defined in the Concentra Intercompany Loan Agreement) plus 1.50%, subject to certain step up conditions as specified in the Concentra Intercompany Loan Agreement.

Repayment

The balance of the Concentra Intercompany Loan Agreement is payable on June 1, 2022.

Restrictive covenants and other matters

The Concentra Intercompany Loan Agreement contains a number of customary affirmative and restrictive covenants, including: limitations on mergers, consolidations and dissolutions; sales of assets; investments and acquisitions; indebtedness; liens; affiliate transactions; and dividends and restricted payments. The Concentra Intercompany Loan Agreement contains events of default for non-payment of principal and interest when due (subject to a grace period for interest), cross-default and cross-acceleration provisions and an event of default that would be triggered by a change of control.

Prepayments

Concentra Borrower is required to prepay borrowings under the Concentra Intercompany Loan Agreement with (i) 100% of the net cash proceeds received from non-ordinary course asset sales or other dispositions, or as a result of a casualty or condemnation, subject to reinvestment provisions and other customary carveouts and the payment of certain indebtedness secured by liens, (ii) 100% of the net cash proceeds received from the issuance of debt obligations (other than certain permitted debt obligations), and (iii) 50% of Excess Cash Flow (as defined in the Concentra Intercompany Loan Agreement) if Concentra Borrower’s secured net leverage ratio is greater than 4.25 to 1.00 and 25% of Excess Cash Flow if Concentra Borrower’s secured net leverage ratio is less than or equal to 4.25 to 1.00 and greater than 3.75 to 1.00, in each case, reduced by the aggregate amount of term loans and certain debt secured on a pari passu basis optionally prepaid during the applicable fiscal year and the aggregate amount of revolving commitments reduced permanently during the applicable fiscal year (other than in connection with a refinancing). Concentra Borrower is not be required to prepay borrowings with excess cash flow if Concentra Borrower’s secured net leverage ratio is less than or equal to 3.75 to 1.00.

Collateral and guarantors

The borrowings under the Concentra Intercompany Loan Agreement are guaranteed, on a first lien basis, by Concentra Holdings, Inc., Concentra Borrower, and certain domestic subsidiaries of Concentra Borrower (subject, in each case, to permitted liens). These borrowings are also be guaranteed by certain of Concentra Borrower’s future domestic subsidiaries. The borrowings under the Concentra Intercompany Loan Agreement are secured by substantially all of Concentra Borrower’s and its domestic subsidiaries’ existing and future property and assets and by a pledge of Concentra Borrower’s capital stock, the capital stock of certain of Concentra Borrower’s domestic subsidiaries and up to 65% of the voting capital stock and 100% of the non-voting capital stock of Concentra Borrower’s foreign subsidiaries, if any.

The Company is using a portion of the net proceeds of the offering of Additional Notes described above, together with a portion of the net proceeds from the Select Amendment described above, to make the intercompany loan to Concentra Borrower under the Concentra Intercompany Loan Agreement. Concentra Borrower expects to use the net proceeds from the Concentra Intercompany Loan Agreement to repay in full all of Concentra Borrower’s outstanding term loans under that certain First Lien Credit Agreement, dated June 1, 2015, as amended from time to time, by and among Concentra Borrower, MJ Acquisition Corporation, Concentra Holdings, Inc., JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other lenders party thereto (the “Existing Concentra-JPM Facility“), and to pay related fees and expenses. Concentra Borrower will continue to have availability of up to $100 million under its existing revolving credit facility, maturing in March 2022, pursuant to the Existing Concentra-JPM Facility.

The foregoing description of the Concentra Intercompany Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Concentra Intercompany Credit Agreement, which is filed as Exhibit 10.2 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

The disclosures above under Item 1.01 of this Current Report are also responsive to Item 2.03 of this Current Report and are hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Events

On December 10, 2019, Holdings issued a press release announcing Select had closed the offering of $675 million aggregate principal amount of 6.250% Senior Notes due 2026. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of August 1, 2019, by and among Select Medical Corporation, the guarantors named therein and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to Holdings’ Current Report on Form 8-K filed August 1, 2019, and incorporated by reference herein).

4.2	Forms of 6.250% Senior Notes due 2026 (included within the Indenture filed as Exhibit 4.1).

10.1	Amendment No. 4, dated December 10, 2019, to the Credit Agreement, dated March 6, 2017, by and among Select Medical Holdings Corporation, Select Medical Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other lenders and issuing banks party thereto, as amended by Amendment No. 1, dated as of March 22, 2018, Amendment No. 2, dated as of October 26, 2018 and Amendment No. 3, dated as of August 1, 2019.

10.2	First Lien Term Loan Credit Agreement, dated December 10, 2019, by and among Select Medical Corporation, Concentra Inc. and Concentra Holdings, Inc.

99.1	Press Release, dated December 10, 2019, announcing the closing of the offering of $675 million of 6.250% Senior Notes due 2026.

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

SELECT MEDICAL CORPORATION

Date: December 10, 2019	By:	/s/ Michael E. Tarvin
Michael E. Tarvin
Executive Vice President, General Counsel and Secretary